Exhibit 10.2


                                    AMENDMENT
                             DATED SEPTEMBER 6, 2002
                                       TO
                               ESYNCH CORPORATION
                            1999 STOCK INCENTIVE PLAN



ELIGIBILITY.

Common Stock.

Officers and other key employees of the Company or of an Affiliated Company (including members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Stock under the Plan.

PLAN SHARES.

Shares subject to the Plan.

A total of 16,550,000 shares of Common Stock may be issued under the Plan, subject to adjustment as to the number and kind of shares pursuant to Section
4.2 hereof shall be increased to 16,550,000 shares.

Limitation on Shares.

In no event shall any Participant be granted Stock, Options or Rights to Purchase in any one calendar year pursuant to which more than 20,000,000 shares of Common Stock may be acquired through this Plan.